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                                                   EXHIBIT 11
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AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                  Three Months Ended           Nine months Ended
                                     September 30,               September 30,
                                  1998        1997              1998        1997
                                  ____        ____              ____        ____
Weighted average number
 of shares for computation      12,532,102      12,532,102    12,532,102    12,532,102
                               ===========     ===========   ===========   ===========

Net loss                       $(2,060,000)    $(2,055,000)  $(5,914,000)  $(5,717,000)

Dividends and accretion
on preferred stock                 467,000         467,000     1,400,000     1,400,000
                               ___________     ___________   ___________   ___________

Net loss for common
Stockholders                   $(2,527,000)    $(2,522,000)  $(7,314,000)   $(7,117,000)
                               ===========     ===========   ===========    ===========

Loss for common stockholders
per common share                    $(0.20)         $(0.20)       $(0.58)        $(0.57)
                                    ======          ======        ======         ======
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